Exhibit 5.1

601 Lexington Avenue New York, New York 10022

(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

June 11, 2015

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Exelon Corporation, a Pennsylvania corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of $550,000,000 of 1.550% Notes due 2017 (the “2017 Notes”), $900,000,000 of 2.850% Notes due 2020 (the “2020 Notes”), $1,250,000,000 of 3.950% Notes due 2025 (the “2025 Notes”), $500,000,000 of 4.950% Notes due 2035 (the “2035 Notes”) and $1,000,000,000 of 5.100% Notes due 2045 (the “2045 Notes” and, together with the 2017 Notes, the 2020 Notes, the 2025 Notes and the 2035 Notes, the “Notes”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement on Form S-3ASR (No. 333-196220) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 23, 2014 (as amended, the “Registration Statement”), (ii) the Base Indenture dated as of June 11, 2015 (the “Base Indenture”) between the Company and The Bank of New York Mellon, Trust Company, N.A., as Trustee, as supplemented and amended by the First Supplemental Indenture, dated as of June 11, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and (iii) copies of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

Chicago	Hong Kong	London	Los Angeles	Munich	Palo Alto	San Francisco	Shanghai	Washington, D.C.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

1. Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture, the Notes will be validly issued under the Indenture and binding obligations of the Issuer.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K in connection with the sale of the Notes. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York.

We have assumed that the Issuer has complied with the laws of the State of Pennsylvania and all other laws except to the extent of our advice set forth in paragraph number 1, above.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Issuer of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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